Exhibit 4.4

CASI PHARMACEUTICALS, INC.

 AMENDED AND RESTATED

2011 LONG-TERM INCENTIVE PLAN

1.	PURPOSE AND TYPES OF AWARDS

The purpose of the 2011 Long-Term Incentive Plan, as amended and restated (“Plan”), is to promote the long-term growth and profitability of the Company by: (i) providing key people with incentives to improve stockholder value and to contribute to the growth and financial success of the Company and (ii) enabling the Company to attract, retain and reward the best-available persons.

The Plan permits the granting of stock options (including incentive stock options qualifying under Code section 422 and nonqualified stock options), stock appreciation rights, restricted or unrestricted stock awards, phantom stock, performance awards, or any combination of the foregoing.

2.	DEFINITIONS

Under this Plan, except where the context otherwise indicates, the following definitions apply:

(a)   “Administrator” shall have the meaning set forth in Section 3(a).

(b)   “Affiliate” means a corporation, partnership, business trust, limited liability company or other form of business organization at least a majority of the total combined voting power of all classes of stock or other equity interests of which is owned by the Company, either directly or indirectly, and any other entity designated by the Administrator in which the Company has a significant interest.

(c)   “Award” shall mean a grant of a Stock Option, Stock Appreciation Right, Stock Award, Phantom Stock Award, or Performance Award.

(d)   “Board” shall mean the Board of Directors of the Company.

(e)   “Code” shall mean the Internal Revenue Code of 1986, as amended.

(f)   “Company” shall mean CASI Pharmaceuticals, Inc. and any successor thereto.

(g)   “Date of Exercise” shall mean the date on which the Company receives notice of the exercise of a Stock Option in accordance with Section 6(a)(iv).

(h)    “Date of Grant” shall mean the date on which an Award is granted under the Plan.

(i)    “Employee” shall mean any person who the Administrator determines to be an employee of the Company or an Affiliate.

(j)   “Exercise Price” shall mean the price per share at which a Stock Option may be exercised.

(k)    “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(l)  “Fair Market Value” of the Company’s Ordinary Shares for any purpose on a particular date shall mean the last reported sale price per Ordinary Shares on such date or, in case no such sale takes place on such date, the average of the closing bid and asked prices in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NASDAQ Stock Market or any other national securities exchange, or if the Ordinary Shares are not so listed or admitted to trading, the average of the high bid and low asked prices, in the over-the-counter market, as reported by Nasdaq or, if such system is no longer in use, the principal other automated quotations system that may then be in use or, if the Ordinary Shares are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Ordinary Shares as selected in good faith by the Administrator or by such other source or sources as shall be selected in good faith by the Administrator. If, as the case may be, the relevant date is not a trading day, the determination shall be made as of the next preceding trading day. As used herein, the term “trading day” shall mean a day on which public trading of securities occurs and is reported in the principal consolidated reporting system referred to above, or if the Ordinary Shares are not listed or admitted to trading on a national securities exchange, any business day. In all events, Fair Market Value shall be determined pursuant to a method that complies with Section 409A of the Code.

(m)   “Grant Agreement” shall mean a written document memorializing the terms and conditions of an Award granted pursuant to the Plan and incorporating the terms of the Plan.

(n)   “Option Period” shall mean the period during which a Stock Option may be exercised.

(o) “Ordinary Shares” shall mean the ordinary shares of the Company, par value $0.0001 per share.

(p)   “Participant” shall have the meaning set forth in Section 5.

(q)   “Parent” shall mean a corporation, whether now or hereafter existing, within the meaning of the definition of “parent corporation” provided in Code section 424(e), or any successor thereto.

(r)    “Performance Award” shall mean a performance award granted pursuant to Section 6(e).

(s)   “Performance Goals” shall mean performance goals established by the Administrator which may be based on earnings (including earnings before interest, taxes, depreciation and amortization), earnings per share (including without limitation on a diluted basis), sales, revenues, expenses (including without limitation sales and general administrative expenses), cash flow (including without limitation free cash flow), economic value added, total stockholder return, return on assets, equity or invested capital, customer or client orders (value of new contracts awarded), regulatory compliance, satisfactory internal or external audits, achievement of balance sheet or income statement objectives, implementation or completion of one or more projects or transactions (including mergers, acquisitions, collaborations, partnerships, dispositions, and restructurings), working capital, or any other objective goals established by the Administrator, and which may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated. Such performance goals may be particular to a Participant, or may be based on the performance of the Company, one or more Affiliates, or the Company and one or more Affiliates, and may cover such period as may be specified by the Administrator.

(t)    “Phantom Stock Unit” shall mean an Award of stock-equivalent units granted pursuant to Section 6(d).

(u)  “Section 422 Employee” shall mean an Employee who is employed by the Company or a Parent or Subsidiary with respect to the Company, including a Parent or Subsidiary that becomes such after adoption of the Plan.

(v)   “Stock Appreciation Right” or “SAR” shall mean a stock appreciation right granted pursuant to Section 6(b).

(w)  “Stock Award” shall mean Ordinary Shares granted pursuant to Section 6(c).

(x)   “Stock Option” shall mean an option to purchase Ordinary Shares granted pursuant to Section 6(a).

(y)   “Subsidiary” and “Subsidiaries” shall mean only a corporation or corporations, whether now or hereafter existing, within the meaning of the definition of “subsidiary corporation” provided in section 424(f) of the Code, or any successor thereto.

(z)   “Ten-Percent Stockholder” shall mean a Participant who (applying the rules of Code section 424(d)) owns stock possessing more than 10% of the total combined voting power of all classes of shares of the Company or a Parent or Subsidiary of the Company.

3.	ADMINISTRATION

(a)   Administration of the Plan. The Plan shall be administered by the Board or by such committee or committees as may be appointed by the Board from time to time (the Board, committee or committees hereinafter referred to as the “Administrator”). Notwithstanding the foregoing, the Administrator may delegate to the Chief Executive Officer of the Company the power to administer this Plan and have the full authority of the Administrator hereunder with respect to Awards granted to specified Participants or groups of Participants.

(b)  Powers of the Administrator. The Administrator shall have all the powers vested in it by the terms of the Plan, such powers to include authority, in its sole and absolute discretion, to grant Awards under the Plan, prescribe Grant Agreements evidencing such Awards and establish programs for granting Awards.

(c)   The Administrator shall have full power and authority to take all other actions necessary to carry out the purpose and intent of the Plan, including, but not limited to, the authority to: (i) determine the eligible persons to whom, and the time or times at which Awards shall be granted; (ii) determine the types of Awards to be granted; (iii) determine the number of shares to be covered by or used for reference purposes for each Award; (iv) impose such terms, limitations, restrictions and conditions upon any such Award as the Administrator shall deem appropriate, including, but not limited to, whether a stock option shall be an incentive stock option or a nonqualified stock option, any exceptions to nontransferability, any Performance Goals applicable to Awards, any provisions relating to vesting, any circumstances in which the Awards would terminate, the period during which Awards may be exercised, and the period during which Awards shall be subject to restrictions; (v) accelerate, extend, or otherwise change the time in which an Award may be exercised or becomes payable and to waive or accelerate the lapse, in whole or in part, of any restriction or condition with respect to such Award, including, but not limited to, any restriction or condition with respect to the vesting or exercisability of an Award due to termination of any Participant’s employment or other relationship with the Company or an Affiliate; and (vi) establish objectives and conditions, if any, for earning Awards and determining whether Awards will be paid after the end of a performance period.

(d)  In making these determinations, the Administrator may take into account the nature of the services rendered or to be rendered by the Award recipients, their present and potential contributions to the success of the Company and its Affiliates, and such other factors as the Administrator in its discretion shall deem relevant. Subject to the provisions of the Plan, the Administrator shall have full power and authority, in its sole and absolute discretion, to administer and interpret the Plan and to adopt and interpret such rules, regulations, agreements, guidelines and instruments for the administration of the Plan and for the conduct of its business as the Administrator deems necessary or advisable.

(e)   Non-Uniform Determinations. The Administrator’s determinations under the Plan (including, without limitation, determinations of the persons to receive Awards, the form, amount and timing of such Awards, the terms and provisions of such Awards and the Grant Agreements evidencing such Awards) need not be uniform and may be made by the Administrator selectively among persons who receive, or are eligible to receive, Awards under the Plan, whether or not such persons are similarly situated.

(f)   Limited Liability. To the maximum extent permitted by law, no member of the Administrator shall be liable for any action taken or decision made in good faith relating to the Plan or any Award thereunder.

(g)   Effect of Administrator’s Decision. All actions taken and decisions and determinations made by the Administrator on all matters relating to the Plan pursuant to the powers vested in it hereunder shall be in the Administrator’s sole and absolute discretion and shall be conclusive and binding on all parties concerned, including the Company, its stockholders, any Participants and any other employee, consultant, or director of the Company, and their respective successors in interest.

4.	SHARES AVAILABLE FOR THE PLAN

Maximum Issuable Shares. Subject to adjustments as provided in Section 7(f), the Ordinary Shares that may be issued with respect to Awards granted under the Plan shall not exceed an aggregate of 25,230,000 Ordinary Shares. The Company shall reserve such number of shares for Awards under the Plan, subject to adjustments as provided in Section 7(f). If any Award, or portion of an Award, under the Plan expires or terminates unexercised, becomes unexercisable or is forfeited or otherwise terminated, surrendered or canceled as to any shares, or if any Ordinary Shares are surrendered to the Company in connection with any Award (whether or not such surrendered shares were acquired pursuant to any Award), the shares subject to such Award and the surrendered shares shall thereafter be available for further Awards under the Plan.

5.	PARTICIPATION

(a)   Participation in the Plan shall be open to all persons who are at the time of the grant of an Award (i) Employees (including persons who may become Employees), (ii) members of the Board or the board of directors of an Affiliate, or (iii) consultants of the Company or of any Affiliate, as may be selected by the Administrator from time to time (a “Participant”). A Participant who has been granted an Award may, if he or she is otherwise eligible, be granted additional Awards if the Administrator so determines.

6.	AWARDS

The Administrator, in its sole discretion, establishes the terms of all Awards granted under the Plan. All Awards shall be subject to the terms and conditions provided in the Grant Agreement.

(a)   Stock Options.

(i)         The Administrator may from time to time grant to eligible Participants Awards of incentive stock options (as that term is defined in Code section 422) or nonqualified stock options; provided, however, that Awards of incentive stock options shall be limited to Section 422 Employees. The exercise price per Share subject to an Option shall be determined by the Administrator and set forth in the Award Agreement which may be a fixed or variable price related to the Fair Market Value of the Shares, and may be amended or adjusted in the absolute discretion of the Administrator, the determination of which shall be final, binding and conclusive. Notwithstanding the foregoing, Stock Options to be qualified as incentive stock options must have an exercise price at least equal to Fair Market Value, or in the case of an incentive stock option granted to a Ten-Percent Stockholder, at least equal to 110% of Fair Market Value, on the date of grant.

(ii)        The Administrator shall determine the Option Period for a Stock Option, which shall be specifically set forth in the Grant Agreement, provided that a Stock Option shall not be exercisable after ten years (five years in the case of an incentive stock option granted to an Employee who on the Date of Grant is a Ten-Percent Stockholder) from its Date of Grant.

(iii)       Subject to the terms of the applicable Grant Agreement, a Stock Option may be exercised, in whole or in part, by delivering to the Company a notice of the exercise, in such form as the Administrator may prescribe, accompanied by (a) a full payment for the Ordinary Shares with respect to which the Stock Option is exercised or (b) to the extent provided in the applicable Grant Agreement, irrevocable instructions to a broker to deliver promptly to the Company cash equal to the exercise price of the Stock Option. To the extent provided in the applicable Grant Agreement, payment may be made by delivery (including constructive delivery) of Ordinary Shares (provided that such Shares, if acquired pursuant to an Option or other Award granted hereunder or under any other compensation plan maintained by the Company or any Affiliate, have been held by the Participant for such period, if any, as the Administrator may specify), valued at Fair Market Value on the Date of Exercise.

(iv)       To the extent provided in the terms of an Option, a Participant may direct the Company to withhold from the Ordinary Shares to be issued upon exercise of the Stock Option (or portion thereof) being exercised a number of Ordinary Shares having a Fair Market Value not in excess of the aggregate exercise price of the Stock Option (or portion thereof) being exercised, with payment of the balance of the exercise price being made pursuant to any one or more of the methods prescribed in Section 6(a)(iii) above.

(b)  Stock Appreciation Rights. The Administrator may from time to time grant to eligible Participants Awards of Stock Appreciation Rights. A SAR may be exercised in whole or in part as provided in the applicable Grant Agreement and entitles the Participant to receive, subject to the provisions of the Plan and the Grant Agreement, a payment having an aggregate value equal to the product of (i) the excess of (A) the Fair Market Value on the exercise date of one Ordinary Shares over (B) the base price per share specified in the Grant Agreement, multiplied by (ii) the number of shares covered by the SAR, or portion thereof, which is exercised. Payment by the Company of the amount receivable upon any exercise of a SAR may be made by the delivery of Ordinary Shares or cash, or any combination of Ordinary Shares and cash, as specified in the Grant Agreement. If upon settlement of the exercise of a SAR a Participant is to receive a portion of such payment in Ordinary Shares, the number of shares shall be determined by dividing such portion by the Fair Market Value of an Ordinary Shares on the exercise date. No fractional shares shall be used for such payment and the Administrator shall determine whether cash shall be given in lieu of such fractional shares or whether such fractional shares shall be eliminated.

(c)   Stock Awards. The Administrator may from time to time grant restricted or unrestricted stock Awards to eligible Participants in such amounts, on such terms and conditions (which terms and conditions may condition the vesting or payment of Stock Awards on the achievement of one or more Performance Goals), and for such considerations, including no consideration or such minimum consideration as may be required by law, as it shall determine.

(d)   Phantom Stock. The Administrator may from time to time grant Awards to eligible Participants of Phantom Stock Units in such amounts and on such terms and conditions as it shall determine, which terms and conditions may condition the vesting or payment of Phantom Stock on the achievement of one or more Performance Goals. Phantom Stock Units granted to a Participant shall be credited to a bookkeeping reserve account solely for accounting purposes and shall not require a segregation of any of the Company’s assets. An Award of Phantom Stock Units may be settled in Ordinary Shares, in cash, or in a combination of Ordinary Shares and cash, as specified in the Grant Agreement. Except as otherwise provided in the applicable Grant Agreement, the Participant shall not have the rights of a stockholder with respect to any Ordinary Shares represented by a Phantom Stock Unit solely as a result of the grant of a Phantom Stock Unit to the Participant.

(e)   Performance Awards. The Administrator may, in its discretion, grant Performance Awards, which become payable on account of attainment of one or more Performance Goals established by the Administrator. Performance Awards may be paid by the delivery of Ordinary Shares or cash, or any combination of Ordinary Shares and cash, as specified in the Grant Agreement. For purposes of Section 4(b) hereof, a Performance Award shall be deemed to cover a number of Ordinary Shares equal to the maximum number of Ordinary Shares that may be issued upon payment of the Award.

7.	MISCELLANEOUS

(a)   Investment Representations. The Administrator may require each person acquiring Ordinary Shares pursuant to Awards hereunder to represent to and agree with the Company in writing that such person is acquiring the shares without a view to distribution thereof. The certificates for such shares may include any legend that the Administrator deems appropriate to reflect any restrictions on transfer. All certificates for shares issued pursuant to the Plan shall be subject to such stock transfer orders and other restrictions as the Administrator may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Ordinary Shares are then listed or interdealer quotation system upon which the Ordinary Shares are then quoted, and any applicable federal or state securities laws. The Administrator may place a legend or legends on any such certificates to make appropriate reference to such restrictions.

(b)  Compliance with Securities Law. Each Award shall be subject to the requirement that if, at any time, counsel to the Company shall determine that the listing, registration or qualification of the shares subject to such an Award upon any securities exchange or interdealer quotation system or under any state or federal law, or the consent or approval of any governmental or regulatory body, or that the disclosure of nonpublic information or the satisfaction of any other condition is necessary in connection with the issuance or purchase of shares under such an Award, such Award may not be exercised, in whole or in part, unless such satisfaction of such condition shall have been effected on conditions acceptable to the Administrator. Nothing herein shall be deemed to require the Company to apply for or to obtain such listing, registration or qualification, or to satisfy such condition.

(c)  Withholding of Taxes. Participants and holders of Awards shall pay to the Company or its Affiliate, or make provision satisfactory to the Administrator for payment of, any taxes required to be withheld in respect of Awards under the Plan no later than the date of the event creating the tax liability. The Company or its Affiliate may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to the Participant or holder of an Award. In the event that payment to the Company or its Affiliate of such tax obligations is made in Ordinary Shares, such shares shall be valued at Fair Market Value on the applicable date for such purposes.

(d)  Transferability. Except as otherwise determined by the Administrator or provided in a Grant Agreement, no Award granted under the Plan shall be transferable by a Participant except by will or the laws of descent and distribution. Unless otherwise determined by the Administrator in accordance with the provisions of the immediately preceding sentence, during the lifetime of the Participant, the Award may be exercised only by the Participant or, during the period the Participant is under a legal disability, by the Participant’s guardian or legal representative. Except as provided above, the Award may not be assigned, transferred, pledged, hypothecated or disposed of in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process.

(e)  Capital Adjustments. In the event of any change in the outstanding Ordinary Shares by reason of any stock dividend, split-up, stock split, recapitalization, reclassification, combination or exchange of shares, merger, consolidation, liquidation or the like, the Administrator shall provide for a substitution for or adjustment in (i) the number and class of Ordinary Shares subject to outstanding Awards, (ii) the exercise price of Stock Options and the base price upon which payments under SARs are determined, (iii) the aggregate number and class of Ordinary Shares for which Awards thereafter may be made under this Plan, (iv) the maximum number of Ordinary Shares with respect to which a Participant may be granted Awards during the period specified in Section 4(b) hereof.

(f)   Modification, Substitution of Awards.

(i)       Subject to the terms and conditions of this Plan, the Administrator may modify the terms of any outstanding Awards; provided, however, that no modification of an Award shall, without the consent of the Participant, alter or impair any of the Participant’s rights or obligations under such Award.

(ii)       Anything contained herein to the contrary notwithstanding, Awards may, at the discretion of the Administrator, be granted under this Plan in substitution for stock options and other awards covering capital stock of another corporation which is merged into, consolidated with, or all or a substantial portion of the property or stock of which is acquired by, the Company or one of its Affiliates. The terms and conditions of the substitute Awards so granted may vary from the terms and conditions set forth in this Plan to such extent as the Administrator may deem appropriate in order to conform, in whole or part, to the provisions of the awards in substitution for which they are granted. Such substitute Awards granted hereunder shall not be counted toward the limit imposed by Section 4(b) hereof, except to the extent it is determined by the Administrator that counting such Awards is required in order for Awards hereunder to be eligible to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code.

(iii)       Any provision of the Plan or any Grant Agreement to the contrary notwithstanding, in the event of (a) a merger or consolidation to which the Company is a party, or (b) a sale or exchange of all or substantially all of the Company’s Ordinary Shares for cash, securities or other property, the Administrator shall take such actions, if any, as it deems necessary or appropriate to prevent the enlargement or diminishment of Participants’ rights under the Plan and Awards granted hereunder, and may, in its discretion, cause any Award granted hereunder to be canceled in consideration of a cash payment equal to the fair value of the canceled Award, as determined by the Administrator in its discretion. The fair value of a Stock Option shall be deemed to be equal to the product of (x) the number of Ordinary Shares the Stock Option covers (and has not previously been exercised) and (y) the excess, if any, of the Fair Market Value of an Ordinary Shares as of the date of cancellation over the Exercise Price of the Stock Option.

(g)  Foreign Employees. Without amendment of this Plan, the Administrator may grant Awards to Participants who are subject to the laws of foreign countries or jurisdictions on such terms and conditions different from those specified in this Plan as may in the judgment of the Administrator be necessary or desirable to foster and promote achievement of the purposes of this Plan. The Administrator may make such modifications, amendments, procedures, sub-plans and the like as may be necessary or advisable to comply with provisions of laws of other countries or jurisdictions in which the Company or any of its Affiliates operate or have employees.

(h)  Termination, Amendment and Modification of the Plan. The Board may amend, alter or terminate the Plan, or portion thereof, at any time, provided, however, that after the stockholders of the Company have approved the Plan, the Board shall not amend or terminate the Plan without approval of (a) the Company’s stockholders to the extent applicable law or regulations or the requirements of the principal exchange or interdealer quotation system on which the Ordinary Shares are listed or quoted, if any, requires stockholder approval of the amendment or termination, and (b) each affected Participant if the amendment or termination would adversely affect the Participant’s rights or obligations under any Award granted prior to the date of the amendment or termination.

(i)    Non-Guarantee of Employment or Service. Nothing in the Plan or in any Grant Agreement shall confer on an individual any legal or equitable right against the Company, any Affiliate or the Administrator, except as expressly provided in the Plan or the Grant Agreement. Nothing in the Plan or in any Grant Agreement thereunder shall (i) constitute inducement, consideration, or contract for employment or service between an individual and the Company or any Affiliate; (ii) confer any right on an individual to continue in the service of the Company or any Affiliate; or (iii) shall interfere in any way with the right of the Company or any Affiliate to terminate such service at any time with or without cause or notice, or to increase or decrease compensation for such service.

(j)    Other Employee Benefits. Except as to plans that by their terms include such amounts as compensation, the amount of any compensation deemed to be received by a Participant as a result of the exercise of an Award or the sale of shares received upon such exercise will not constitute compensation with respect to which any other employee benefits of such Participant are determined, including, without limitation, benefits under any bonus, pension, profit-sharing, life insurance or salary continuation plan, except as otherwise specifically determined by the Administrator.

(k)   No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other person. To the extent that any Participant or other person acquires a right to receive payments from the Company pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company.

(l)   Governing Law. The validity, construction and effect of the Plan, of Grant Agreements entered into pursuant to the Plan, and of any rules, regulations, determinations or decisions made by the Administrator relating to the Plan or such Grant Agreements, and the rights of any and all persons having or claiming to have any interest therein or thereunder, shall be determined exclusively in accordance with the laws of Cayman Islands without regard to its conflict of laws principles.

(m)  Effective Date, Termination Date. The Plan is effective as of April 13, 2011, the date on which the Plan was adopted by the Board, subject to the approval of the stockholders of the Company within twelve months of such effective date. No Award shall be granted under the Plan after the close of business on April 13, 2021. Subject to other applicable provisions of the Plan, all Awards made under the Plan prior to such termination of the Plan shall remain in effect until such Awards have been satisfied or terminated in accordance with the Plan and the terms of such Awards.

(n)   No Restrictions on Company. Neither the adoption of the Plan nor its submission to the Company’s stockholders shall be taken to impose any limitations on the powers of the Company or its Affiliates to issue, grant or assume options, warrants, rights, restricted stock or other awards otherwise than under the Plan, or to adopt other stock option, restricted stock, or other plans, or to impose any requirement of stockholder approval upon the same.

(o)  Creditors. The interests of any Participant under the Plan and/or any Award granted hereunder are not subject to the claims of creditors and may not, in any way, be transferred, assigned, alienated or encumbered except to the extent provided in an Agreement.

(p)  Stock Certificates.

(i)       The Company shall not be required to issue any certificate or certificates for Ordinary Shares with respect to Awards granted under the Plan, or record any person as a holder of record of such Ordinary Shares, without obtaining, to the complete satisfaction of the Administrator, the approval of all regulatory bodies the Administrator deems necessary, and without complying to the Board’s or Administrator’s complete satisfaction, with all rules and regulations under federal, state or local law the Administrator deems applicable.

(ii)       To the extent that the Plan provides for issuance of stock certificates to reflect the issuance of Ordinary Shares, the issuance may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange or automated dealer quotation system on which the Ordinary Shares are traded. No fractional Ordinary Shares shall be issued or delivered pursuant to the Plan or any Award. The Administrator shall determine whether cash, other Awards, or other property shall be issued or paid in lieu of any fractional Ordinary Shares or whether any fractional Ordinary Shares or any rights thereto shall be forfeited or otherwise eliminated.